Exhibit 10.14
NORTEK, INC.
EMERGENCE BONUS PLAN
          Nortek, Inc. (the “Company”) hereby establishes, effective as of December 4, 2009, the Nortek, Inc. Emergence Bonus Plan (the “Plan”) pursuant to which certain officers and key employees of the Company, in consideration of their services relating to the restructuring of the Company, shall be eligible for a bonus upon the emergence of the Company from Chapter 11 bankruptcy proceedings.
     1. PARTICIPANTS.
          The participants in the Plan (each, a “Participant”) shall be: the Company’s Chief Executive Officer; Chief Financial Officer; Vice President and General Counsel; Vice President and Treasurer; and other such officers and key employees of the Company as the Chief Executive Officer may designate to be a Participant hereunder.
     2. BONUSES.
          (a) Each Participant who is employed by the Company on the “Effective Date” of the prepackaged plan of reorganization of the Company approved by order of the U.S. Bankruptcy Court, District of Delaware in connection with the Chapter 11 case (the “Emergence Date”) shall be entitled to receive a cash bonus in an amount determined by the Chief Executive Officer, in his sole discretion, provided that no Participant shall receive a bonus under this Plan in an amount greater than $500,000. If employed by the Company on the Emergence Date, the Chief Executive Officer shall receive a bonus of $500,000 under this Plan.
          (b) The aggregate amount of bonuses payable under this Plan shall not exceed $2,000,000.
          (c) Each bonus under this Plan shall be paid in full in cash on the Emergence Date, less applicable withholding.
     3. ADMINISTRATION.
          (a) The Plan shall be administered by the Company’s Chief Executive Officer. The Chief Executive Officer shall have the authority, subject to the limitations set forth in the Plan, to interpret the Plan and to adopt, amend and rescind such rules as, in his discretion, are necessary or appropriate for the administration of the Plan and to make such other determinations deemed necessary or advisable for the administration of the Plan; provided, that nothing herein shall permit the Chief Executive Officer to alter the amount payable to the Chief Executive Officer as specified in Section 2(a) above. All decisions, determinations and interpretations of the Chief Executive Officer relating to the Plan shall be final and conclusive on all Participants under this Plan.
          (b) The Company may employ such accountants, legal counsel, consultants and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any counsel or consultant and any computation received from any consultant or agent. No current or former employee, officer or member of the Board of Directors of the Company shall be liable for any action or determination made in good faith with respect to the Plan.
     4. MISCELLANEOUS
          (a) Governing Law. This Plan, and all controversies arising hereunder or related thereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws that would apply any other law.
          (b) No Right to Employment. Nothing in this Plan shall be construed as an employment contract or a guarantee of continued employment. The rights of any Participant shall only be those as are expressly set forth in this Plan.
          (c) Tax Withholding. The Company shall have the power and the right to deduct or withhold from amounts payable under this Plan any amounts required by applicable law to be withheld by the Company.
          (d) Unfunded Status. This Plan is an unfunded arrangement, and the Company shall not be required to segregate any assets to ensure payment of any bonus hereunder.
          (e) Amendment and Termination. The Plan will terminate automatically on the earlier of (i) the Emergence Date and (ii) November ___, 2011; provided, however, that no such termination shall relieve the Company of its obligation to pay any bonus under the Plan that remains unpaid on the date the Plan is terminated. The Plan may only be amended by action of the Board; except that the Board may not, without limitation, waive, amend, alter or suspend the terms of the Plan with respect to any Participant after such individual has been designated a Participant hereunder without such Participant’s written consent.

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